November 18, 1996



BioCoral, Inc. (formerly Immo-Finance Corporation)
c/o Stein Riso Haspel & Jacobs, LLP
805 Third Ave.
21st Floor
New York, NY 10022
Attention: Neil Jacobs

      Re: Form 8-K filing dated 11/15/96 (copy received by our office on same date)

Dear Mr. Jacobs:

As comments to the above-referenced form 8K filing, we confirm that there were no disagreements between the registrant and our firm regarding matters relating to accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

There are however, a few differences on the form 8K filing which we would like to disclose. Our firm was dismissed by the registrant in August of 1995. Accordingly, we issued our final audit opinion on the registrant for the fiscal year ended December 31, 1994. That audit opinion did contain a modification for the emphasis of a matter, disclosing the Company's default on its Reg.
D Notes (see attached copy of opinion).

If you have any questions regarding this letter, please do not hesitate to contact our office.

Very truly yours,



Vincent P. Argy, CPA

encl.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
IMMO-FINANCE CORPORATION

We have audited the accompanying consolidated balance sheets of IMMO-Finance Corporation (a Delaware corporation), and subsidiaries, as of December 31, 1994 and 1993, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated position of IMMO-Finance Corporation and subsidiaries, as of December 31, 1994 and 1993, and the consolidated results of its operations, changes in stockholders' equity, and its cash flows for the years then ended in conformity with generally accepted accounting principles.

As further discussed in Notes 10, 17 and 19, and subsequent to the balance sheet date of December 31, 1994, the Company is currently in default on a principal balance of $1,775,000, for 35.5 units of Regulation D, six-month, 12% notes which became due on April 4, 1995. Management has determined a course to rectify the issue; however, if any noteholder brings an action against the Company seeking enforcement of the terms of the notes, it could have a materially adverse affect on the Company.




                                BEWLEY & COMPANY

Fountain Valley, California
April 14, 1995